Exhibit 10.27

CONFORMED COPY

BARCLAYS BANK PLC 5 The North Colonnade Canary Wharf London E14 4BB	J.P. MORGAN EUROPE LIMITED 125 London Wall London, England EC2Y 5AJ

To:	The Lenders under the Credit Agreement
(as defined below)

June 15, 2004

Amended and Restated Credit Agreement dated October 16, 2000 (as amended from time to time, and as amended and restated as of May 5, 2004) among, inter alios, Memec Group Limited, Memec Europe Limited (by way of accession) and Memec France SAS (by way of accession), as the Borrowers, J.P. Morgan Europe Limited as the Senior A Facility Agent, Barclays Bank PLC as the Senior B Facility Agent, JPMorgan Chase Bank, as the Collateral Agent and the banks and financial institutions party thereto as Lenders and Issuers (the “Credit Agreement”).

Intercreditor Agreement dated May 28, 2004 among, inter alios, Memec Europe Limited, Memec Group Limited, Memec Group Holdings Limited and the other Loan Parties, J.P. Morgan Europe Limited as the Senior A Facility Agent, Barclays Bank PLC as the Senior B Facility Agent, JPMorgan Chase Bank, as the Collateral Agent and the banks and financial institutions party thereto as Lenders, Hedging Banks and Issuers (as amended from time to time, the “Intercreditor Agreement”).

Ladies and Gentlemen:

1	Terms defined in the Credit Agreement have the same meanings when used in this letter.

2	In accordance with Section 11.1(a) (Amendments, Waivers, Etc.) of the Credit Agreement, we, J.P. Morgan Europe Limited in our capacity as Senior A Facility Agent and Barclays Bank PLC in our capacity as Senior B Facility Agent hereby request, with the agreement of the Borrowers, the consent of the Requisite Senior Lenders and the Requisite Term B Lenders respectively to the following amendments (the “Amendments”):

2.1	in respect of Section 1.1 (Defined Terms) of the Credit Agreement, it is hereby requested that with effect from the date hereof, the definition of “Applicable Margin” shall be deleted in its entirety and replaced with the following paragraph:

““Applicable Margin” means (a) during the period commencing on the Amendment Closing Date and ending on the date falling twelve months after the Amendment Closing Date, (i) with respect to the Revolving Loans, a rate equal to 2.50% per annum, (ii) with respect to the Term A Loans, a rate equal to 2.50% per annum, (iii) with respect to the Term B Loans, a rate equal to 8% per annum and (b) thereafter, as of any date of determination, a per annum rate equal to the rate set forth below opposite the applicable type of Loan and the then applicable Margin Leverage Ratio (determined for the period ending on the last day of the most recent Fiscal Quarter or Fiscal Year, as applicable, for which Financial Statements have been delivered pursuant to Section 6.1) set forth below:

Margin Leverage Ratio	Revolving Loans	Term A Loans	Term B Loans
Greater than or equal to 2.50 to 1	2.50%	2.50%	8.0%
Less than 2.50 to 1 and equal to or greater than 2.00 to 1	2.25%	2.25%	8.0%
Less than 2.00 to 1 and equal to or greater than 1.50 to 1	2.00%	2.00%	8.0%
Less than 1.50 to 1	1.75%	1.75%	8.0%

Subsequent changes in the Applicable Margin resulting from a change in the Margin Leverage Ratio shall become effective as to all Loans five Business Days after delivery by the Borrowers to the Facility Agents of new Financial Statements pursuant to Section 6.1(b) for each of the first three Fiscal Quarters of each Fiscal Year and Section 6.1(c) for each Fiscal Year. Notwithstanding anything to the contrary set forth in this Agreement (including the then effective Margin Leverage Ratio), (i) during the continuance of an Event of Default or (ii) if the Borrowers shall fail to deliver such Financial Statements within the time periods specified in Section 6.1(b) or Section 6.1(c) as applicable, the Applicable Margin from and including the 46th day after the end of such Fiscal Quarter or the 121st day after the end of such Fiscal Year, as the case may be, to but not including the date the Borrowers deliver to the Facility Agents such Financial Statements, shall equal the highest Applicable Margin set forth above.”

2.2	in respect of Section 1.1 (Defined Terms) of the Credit Agreement, it is hereby requested that with effect from the date hereof, the definition of “Eurocurrency Rate” shall be deleted in its entirety and replaced with the following paragraph:

““Eurocurrency Rate” means, with respect to any Interest Period for any Loan in any currency, the rate of interest determined by the Facility Agents to be the rate per annum (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in the relevant currency at approximately 11:00 A.M. (London time)

two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, that the Eurocurrency Rate with respect to any Interest Period for any Term B Loan in any currency shall not at any time be less than a rate equal to 2% per annum. If for any reason such rate is not available, the term “Eurocurrency Rate” shall mean, for any Loan for any Interest Period therefor, the arithmetic mean (rounded upward to the nearest whole multiple of 1/16 of 1%) of the respective rates offered to the Applicable Facility Agent at its request quoted by reference banks in the London interbank market for a term comparable to such Interest Period; provided, however, that the Eurocurrency Rate with respect to any Interest Period for any Term B Loan in any currency shall not at any time be less than a rate equal to 2% per annum.”

2.3	in respect of Section 1.1 (Defined Terms) of the Credit Agreement, it is hereby requested that with effect from the date hereof, the definition of “IPO Leverage Ratio” shall be deleted in its entirety and replaced with the following paragraph:

““IPO Leverage Ratio” means, as at the most recently completed Fiscal Quarter for which Financial Statements have been delivered hereunder prior to the date of an Initial Public Offering but giving pro forma effect to the Permitted IPO Reorganization, the completion of the Initial Public Offering and any Term Loan Borrowings as at the Amendment Closing Date for the Group the ratio of (a) Financial Covenant Debt of the Group minus (i) cash and Cash Equivalents of the Group on deposit with financial institutions in any Eligible Jurisdiction and (ii) cash and Cash Equivalents of the Group on deposit with financial institutions in any jurisdiction other than an Eligible Jurisdiction; provided, however, that such cash and Cash Equivalents calculated under this clause (ii) shall not exceed (I) for the month of March 2004, a maximum aggregate amount of US$10,000,000 and (II) thereafter, a maximum aggregate amount of US$5,000,000, in each case as of the last day of such period to (b) EBITDA for the Group for such period; provided however, that in respect of each of the Fiscal Quarters ending on 03/31/04, 06/30/04, 09/30/04 and 12/31/04 only and for the purposes of the calculations of EBITDA for each such Fiscal Quarter, Consolidated Net Income shall be determined without the deduction of Reorganization Costs and without the addition or deduction of non-cash charges or gains relating to provisions for inventory obsolescence.”

2.4	in respect of Section 1.1 (Defined Terms) of the Credit Agreement, it is hereby requested that with effect from the date hereof, the definition of “Required Asset Coverage Percentage” shall be deleted in its entirety and replaced with the following paragraph:

““Required Asset Coverage Percentage” means the requirement that at all times the aggregate amount of (i) the gross Inventory plus (ii) the gross Accounts (other than any Account that is or has been transferred by a Group Member into the Receivables Purchase Facility or any other receivables facility) of the Group Members located in Eligible Jurisdictions be greater than or equal to 150.0% of all drawings under the Facilities.”

2.5	in respect of Section 2.13(e) (Prepayment Premium) of the Credit Agreement, it shall be deleted in its entirety and replaced with the following paragraph:

“ (e) Prepayment Premium. Upon any (A) optional prepayment of the Senior B Term Facility under Section 2.9(c), (B) mandatory prepayment of the Senior B Term Facility under Section 2.10(c), or (C) mandatory prepayment of the Senior B Term Facility under Section 2.10(e), the Borrowers agree to pay to the Senior B Facility Agent, for the account of each of the Term B Lenders, a prepayment premium (the “Prepayment Premium”) of:

(i)	3.0% on the amount prepaid if the prepayment is made before the first anniversary of the Amendment Closing Date;

(ii)	2.0% on the amount prepaid if the prepayment is made on or after the first anniversary but before the second anniversary of the Amendment Closing Date; and

(ii)	1.0% on the amount prepaid if the prepayment is made on or after the second anniversary but before the third anniversary of the Amendment Closing Date.”

For the avoidance of doubt, there shall be no Prepayment Premium due if the prepayment is made on or after the third anniversary of the Amendment Closing Date.”

2.6	in respect of Section 5.3 (Minimum Interest Coverage Ratio) of the Credit Agreement, the final two paragraphs after the table shall be deleted in their entirety and replaced with the following paragraphs:

“provided, however, that in respect of each of the Fiscal Quarters ending on 06/30/03, 09/30/03, 12/31/03, 3/31/04, 6/30/04, 9/30/04 and 12/31/04 only and for the purposes of the calculation of EBITDA for each such Fiscal Quarter, Consolidated Net Income shall be determined without the deduction of Reorganization Costs; provided, further, however, that (i) in respect of the Fiscal Quarter ending on 6/30/04 only and for the purposes of the calculation of the Cash Interest Expense for such Fiscal Quarter, Cash Interest Expense shall be determined on an annualised basis by multiplying such actual Cash Interest Expense by four times, (ii) in respect of the Fiscal Quarter ending on 9/30/04 only and for the purposes of the calculation of the Cash Interest Expense for such Fiscal Quarter, Cash Interest Expense shall be determined on an annualised basis by aggregating the actual Cash Interest Expense for the Fiscal Quarters ending on 6/30/04 and 9/30/04 and by multiplying such aggregate amount by 2 times, and (iii) in respect of the Fiscal Quarter ending on 12/31/04 only and for the purposes of the calculation of the Cash Interest Expense for such Fiscal Quarter, Cash Interest Expense shall be determined on an annualised basis by aggregating the actual Cash Interest Expense for the Fiscal Quarters ending on 6/30/04, 9/30/04 and 12/31/04 and by multiplying such aggregate amount by 4/3 times.

For the purposes of this Section 5.3, aggregate Reorganization Costs shall not exceed $10,500,000 in respect of the Fiscal Quarters mentioned above and for the Fiscal Quarter ending 03/31/03 (provided, however, that such Reorganization Costs shall not exceed $2,023,000 for the Fiscal Quarter ending 03/31/03).”

2.7	in respect of Section 11.2(d) of the Credit Agreement, the final sentence thereof shall be deleted in its entirety and replaced with the following sentence:

“Such new Notes shall be dated the same date as the surrendered Notes and be in substantially the form of Exhibit B-1 or B-2 hereto, as applicable.”

2.8	in respect of Section 1.1 (Definitions) of the Intercreditor Agreement, it is hereby requested that with effect from the date hereof, the following paragraph shall be inserted immediately after the definition of “Adequate Protection”:

“Additional German Law Security Documents” has the meaning specified in Section 6.8(a).

2.9	in respect of Section 1.1 (Definitions) of the Intercreditor Agreement, it is hereby requested that with effect from the date hereof, the following paragraphs shall be inserted immediately after the definition of “Loan Documents Obligations”:

“MGL Corresponding Obligations” has the meaning specified in Section 6.8(a).

“MGL German Parallel Debt” has the meaning specified in Section 6.8(a).

“MGL Guaranty” has the meaning specified in Section 6.8(a).

“MGL Loan Documents Obligations” has the meaning specified in Section 6.8(a).

“MGL Undertaking” has the meaning specified in Section 6.8(a).

2.10	in respect of Section 6 (Other Releases) of the Intercreditor Agreement, it is hereby requested that with effect from the date hereof, the following Section shall be inserted immediately after Section 6.7 (German Parallel Debt):

6.8	MGL German Parallel Debt

(a) Without prejudice to the provisions of the Loan Documents and for the purpose of ensuring and preserving the validity and continuity of the security rights granted or to be granted by the Loan Parties under or pursuant to the New Permitted IPO Reorganization Collateral Documents governed by German law and of accessory nature (Akzessorität) (the “Additional German Law Security Documents”), Memec Group Limited herewith irrevocably and unconditionally undertakes to pay to the Collateral Agent (and each of the latter’s successors under this Agreement) amounts equal to each and every payment obligation of Memec Group Limited (and any of its successors pursuant to this Agreement) under the Guaranty towards the Secured Parties (other than the Collateral Agent) (the “MGL Guaranty”) and each and every payment obligation of Memec Group Limited under the other Loan Documents towards the Secured Parties (other than the Collateral Agent) (the “MGL Loan Documents Obligations” and together with the MGL Guaranty, the “MGL Corresponding Obligations”), and that accordingly the Collateral Agent will have its own independent right to demand performance by Memec Group Limited of those payment obligations (the “MGL Undertaking”, the MGL Undertaking and the payment obligations and payment liabilities which are the result thereof are referred to as the “MGL German Parallel Debt”).

(b) Each of the Secured Parties and the other parties hereto hereby acknowledges and consents to the MGL Undertaking and hereby agrees that the MGL German Parallel Debt for this purpose constitutes undertakings, payment obligations and payment liabilities of Memec Group Limited to the Collateral Agent which are separate and independent from the MGL Corresponding Obligations; provided, however, that the total amount which may become due under the MGL German Parallel Debt shall never exceed the total amount which may become due under the MGL Corresponding Obligations.

(c) Good discharge:

(i)	The total amount due and payable as MGL German Parallel Debt under this Section 6.8 shall be decreased to the extent that Memec Group Limited shall have paid any amounts to the Collateral Agent on behalf of the Secured Parties or any of them to reduce the outstanding principal amount of the MGL Corresponding Obligations or the Collateral Agent on behalf of the Secured Parties otherwise receives any amount in payment of the MGL Corresponding Obligations and any such payment towards the MGL Corresponding Obligations shall be a good discharge of the relevant payment obligations and payment liabilities under the MGL German Parallel Debt; and

(ii)	To the extent that Memec Group Limited shall have paid any amounts to the Collateral Agent under the MGL German Parallel Debt or the Collateral Agent shall have otherwise received monies in payment of the MGL German Parallel Debt, the total amount due and payable under the MGL Corresponding Obligations shall be decreased as if said amounts were received directly in payment of the MGL Corresponding Obligations and any such payment towards the MGL German Parallel Debt shall be a good discharge of the relevant payment obligations and payment liabilities under the MGL Corresponding Obligations; provided, however that any such payment has not been avoided or reduced by virtue of any provisions or enactments relating to bankruptcy, insolvency, liquidation or similar laws of general application.

(d) Without limiting or affecting the Collateral Agent’s rights against any Loan Party (whether under this paragraph or under any other provision of the Loan Documents), the Collateral Agent agrees with each other Secured Party (on a several and divided basis) that, subject as set out in the next sentence, it will not exercise its rights under the MGL Undertaking relating to a Secured Party except with the consent of the relevant Secured Party. However, for the avoidance of doubt, nothing in the previous sentence shall in any way limit the Collateral Agent’s right to act in the protection or preservation of rights under or to enforce any Additional German Law Security Document as contemplated by this Agreement and/or the relevant Additional German Law Security Document (or to do any act reasonably incidental to the foregoing).

3	Each of the Amendments contemplated by this letter shall be granted by the Senior A Facility Agent on behalf of the Requisite Senior Lenders and the Senior B Facility Agent on behalf of the Requisite Term B Lenders following the execution of the attached consent letter by the Requisite Senior Lenders and the Requisite Term B Lenders party hereto.

4	The parties hereto agree that the amendments referred to in paragraphs 2.1 and 2.2 above shall only become effective on and from June 25, 2004.

5	This letter shall be governed by the law of the State of New York.

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6	Please sign and return the confirmation page of this letter promptly to:

(a)	J.P. Morgan Europe Limited, 125 London Wall, London EC2Y 5AJ (fax number: (+44) (0)20 7777-2360), for the attention of Ching Loh and Brian Scammell;

(b)	Barclays Bank PLC, Global Loans and Syndications-Agency Division, 7th Floor, 5 The North Colonnade, Canary Wharf, London, England E14 4BB, for the attention of Antony Girling and Fraser McPhail;

(c)	with a copy to Richard A. Ginsburg at Weil, Gotshal & Manges, One South Place, London EC2M 2WG (fax number: (+44) (0)20 7903-0990); and

indicating (i) your consent to the Amendments; (ii) authorising the Senior A Facility Agent and the Senior B Facility Agent to sign on your behalf (as appropriate) any and all documents which may be required to be signed by it in order to give effect to the Amendments.

Yours faithfully

/s/ BRIAN SCAMMELL
for and on behalf of J.P. MORGAN EUROPE LIMITED as Senior A Facility Agent

Yours faithfully

/s/ FRASER MCPHAIL
for and on behalf of BARCLAYS BANK PLC as Senior B Facility Agent

BANKS SIGNATURE PAGE TO

MEMEC AMENDMENT LETTER JUNE 2004

[Please print on Lender letterhead]

CONSENT FORM

To:	J.P. Morgan Europe Limited as Senior A Facility Agent
125 London Wall
London EC2Y 5AJ
Attention: Ching Loh/Brian Scammell
Fax number: +44 20 7777 2360

Barclays Bank PLC as Senior B Facility Agent
Global Loans and Syndication-Agency Division
7th Floor
5 The North Colonnade
Canary Wharf
London E14 4BB
Attention: Antony Girling/Fraser McPhail
Fax number: +44 20 7773 4893

We hereby consent to the Memec Amendments outlined in the letter from J.P. Morgan Europe Limited as Senior A Facility Agent and Barclays Bank PLC as Senior B Facility Agent to the Lenders dated June 15, 2004:

SIGNED for and on behalf of
Name of Lender:

By its countersignature of this letter, each Borrower hereby agrees to its terms and represents to the Facility Agents that (i) no Default or Event of Default has occurred or is continuing, and (ii) all representations and warranties set forth in Sections 4.1, 4.2, 4.4(a), 4.4(b), 4.4(c), 4.10, 4.11 and 4.12 of the Credit Agreement are true and correct in all material respects

SIGNED for and on behalf of Memec Group Limited

By:	/s/ ED KRAWITT

SIGNED for and on behalf of Memec Europe Limited

By:	/s/ ROY STEVENSON

SIGNED for and on behalf of Memec France SAS

By:	/s/ ROY STEVENSON

MEMEC SIGNATURE PAGE TO

MEMEC AMENDMENT LETTER JUNE 2004